Contact: Dean Ridlon, Investor Relations Director
         Phone:  978.640.5309
         Email:  Investor_Relations@avid.com


                 Avid Reports Solid Second Quarter 2006 Results

        Announces Authorization to Repurchase Up To $50 Million of Stock

Tewksbury, MA - July 20, 2006 - Avid Technology, Inc. (NASDAQ: AVID) today reported revenues of $222.2 million for the three month period ended June 30, 2006 compared to $160.1 million for the same period in 2005. GAAP net income for the quarter was $2.7 million, or $.06 per diluted share compared to GAAP net income of $13.6 million, or $.37 per diluted share, in the second quarter of 2005. GAAP net income in the second quarter of 2006 includes $11.8 million of non-cash acquisition related charges, non-cash stock-based compensation and related tax adjustments. This compares to $2.3 million of acquisition related charges, stock-based compensation and related tax adjustments included in GAAP net income for the second quarter of 2005.

"Our June quarter results were solid," said David Krall, Avid's president and chief executive officer. "Contributing substantially to these results was the on-schedule delivery of all of the new products announced at the National Association of Broadcasters convention in April that were scheduled to ship during the second quarter. We continue to emphasize the importance of delivering new products to our customers on time, and our Interplay(TM) nonlinear workflow engine is still expected to ship in the third quarter. In broadcast, we had a strong bookings quarter and increased our backlog substantially. We continue to rebuild our consumer business, and the improvements that have been made to Pinnacle Studio(TM) 10 are being reflected by significant increases in user satisfaction ratings. Finally, our audio business had another good quarter, highlighted by strong performances in both our home recording and live sound markets."

Revenues for the six month period ended June 30, 2006, were $440.3 million compared to revenues of $326.1 million for the same period in 2005. GAAP net income for the first six months of 2006 was $6.0 million, or $.14 per diluted share, compared to GAAP net income of $33.3 million, or $.90 per diluted share, for the same period in 2005. GAAP net income for the six month period ended June 30, 2006 includes $24.6 million of non-cash acquisition-related amortization, stock-based compensation charges, restructuring charges, in-process research and development, and related tax adjustments. This compares to $4.8 million of acquisition-related amortization, stock-based compensation and related tax adjustments included in GAAP net income for the six month period ended June 30, 2005.

Stock Repurchase Program
Avid also announced that its Board of Directors approved a program to repurchase up to $50 million of stock through transactions on the open market, in block trades or otherwise. The stock repurchase program will be funded using the company's working capital. As of June 30, 2006, the company had cash, cash equivalents and marketable securities of approximately $238.1 million.

Use of Non-GAAP Financial Measures
This press release may contain "non-GAAP financial measures" under the rules of the Securities and Exchange Commission. This non-GAAP information supplements, and is not intended to represent a measure of performance in accordance with, disclosures required by generally accepted accounting principles, or GAAP. We believe it is useful for ourselves and investors to review both GAAP and non-GAAP measures in order to assess our performance. We also believe these non-GAAP financial measures are a meaningful measure of our operating performance and will assist investors in understanding our results of operations on a comparative basis.

Conference Call
A conference call to discuss Avid's second quarter 2006 financial results and the company's outlook for the balance of 2006 will be held today, July 20, 2006, at 5:00 p.m. EDT. The call will be open to the public, and can be accessed by dialing (913) 981-5509 and referencing confirmation code 9034125. The call and subsequent replay will also be available on Avid's web site. To listen via this alternative, go to the Investor Relations page under the About Us menu at www.avid.com for complete details 10-15 minutes prior to the start of the conference call.

The above release is subject to the completion and filing of our Quarterly Report on Form 10-Q. This release includes forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, about Avid's performance. There are a number of factors that could cause actual events or results to differ materially from those indicated by such forward-looking statements, such as market acceptance of Avid's existing and new products, Avid's ability to anticipate customer needs, competitive factors, including pricing pressures, fluctuating currency exchange rates, delays in product shipments, and the other important events and factors disclosed previously and from time to time in Avid's filings with the U.S. Securities and Exchange Commission. In addition, the forward-looking statements contained herein represent Avid's estimate only as of today and should not be relied upon as representing the company's estimate as of any subsequent date. While Avid may elect to update these forward-looking statements at some point in the future, Avid specifically disclaims any obligation to do so, even if the estimate changes.

About Avid Technology, Inc.
Avid Technology, Inc. is the world leader in digital nonlinear media creation, management, and distribution solutions, enabling film, video, audio, animation, games, and broadcast professionals to work more efficiently, productively, and creatively. For more information about the company's Oscar(R), Grammy(R), and Emmy(R) award-winning products and services, please visit: www.avid.com.

(C) 2006 Avid Technology, Inc. All rights reserved. Avid, Digidesign, Film Composer, Interplay, Media Composer, Pinnacle Studio and Pro Tools are either registered trademarks or trademarks of Avid Technology, Inc. or its subsidiaries in the United States and/or other countries. Avid received an Oscar statuette representing the 1998 Scientific and Technical Award for the concept, design, and engineering of the Avid(R) Film Composer(R) system for motion picture editing. Digidesign, Avid's audio division, received an Oscar statuette representing the 2003 Scientific and Technical Award for the design, development, and implementation of its Pro Tools(R) digital audio workstation. Oscar is a trademark and service mark of the Academy of Motion Picture Arts and Sciences. Emmy is a registered trademark of ATAS/NATAS. Grammy is a trademark of the National Academy of Recording Arts and Sciences, Inc. All other trademarks contained herein are the property of their respective owners.

AVID TECHNOLOGY, INC
Condensed Consolidated Statements of Operations
(unaudited - in thousands, except per share data)


                                                  Three Months Ended          Six Months Ended
                                                      June 30,                     June 30,
                                                ----------------------     ----------------------
                                                  2006         2005          2006         2005
                                                ----------   ---------     ---------    ---------
Revenue
  Product                                        $197,512    $141,434      $391,534     $288,812
  Service                                          24,714      18,617        48,762       37,240
                                                ----------   ---------     ---------    ---------
    Total Revenue                                 222,226     160,051       440,296      326,052

Cost of Revenue
  Product                                          93,819      61,244       185,180      122,141
  Service                                          13,812      10,027        27,127       20,097
  Amortization of intangible assets                 5,016         282        10,096          563
                                                ----------   ---------     ---------    ---------
    Total Cost of Revenue                         112,647      71,553       222,403      142,801

                                                ----------   ---------     ---------    ---------
Gross Profit                                      109,579      88,498       217,893      183,251
                                                ----------   ---------     ---------    ---------

Operating Expenses
  Research and development                         35,617      24,910        71,113       49,589
  Marketing and selling                            52,583      38,452       102,495       76,294
  General and administrative                       15,853      10,471        30,990       20,773
  In-process research and development                   -           -           310            -
  Amortization of intangible assets                 3,977       1,593         7,642        3,185
  Restructuring charges                                 -           -         1,066            -
                                                ----------   ---------     ---------    ---------
    Total Operating Expense                       108,030      75,426       213,616      149,841

Operating income                                    1,549      13,072         4,277       33,410
Interest and other income (expense), net            1,881       1,179         3,852        2,016
                                                ----------   ---------     ---------    ---------
Income before income taxes                          3,430      14,251         8,129       35,426

Provision for income taxes                            731         685         2,084        2,114
                                                ----------   ---------     ---------    ---------

Net Income                                         $2,699     $13,566        $6,045      $33,312
                                                ==========   =========     =========    =========

Net income per common share - basic                 $0.06       $0.39         $0.14        $0.95

Net income per common share - diluted               $0.06       $0.37         $0.14        $0.90

Weighted average common shares
 outstanding - basic                               42,273      35,177        42,205       35,083

Weighted average common shares
 outstnading - diluted                             43,057      37,024        43,126       37,154



AVID TECHNOLOGY, INC
(unaudited - in thousands, except per share data)


Net income includes the following items that were highlighted in the text of this press release:

                                           Three Months Ended                   Six Months Ended
                                                June 30,                           June 30,
                                      ------------------------------     -------------------------------
                                          2006             2005               2006             2005
                                      --------------   -------------     --------------   --------------
                                            per              per                per              per
                                            diluted          diluted            diluted          diluted
                                            share            share              share            share
                                      --------------   -------------     --------------   --------------
Amortization of intangible assets     8,993 $ 0.21     1,875 $ 0.05      17,738 $ 0.41    3,748 $ 0.10
Stock-based compensation              4,283 $ 0.10       601 $ 0.02       8,718 $ 0.20    1,372 $ 0.04
Restructuring charges                   -   $ -          -   $ -          1,066 $ 0.02      -   $ -
In-process research and development     -   $ -          -   $ -            310 $ 0.01      -   $ -
Related tax adjustments              (1,481)$(0.03)     (172)$(0.01)     (3,251)$(0.08)    (345)$(0.01)
                                     -------           ------            -------          ------

   Total                             11,795 $  0.28    2,304 $ 0.06      24,581 $ 0.57    4,775 $ 0.13



AVID TECHNOLOGY, INC
Condensed Consolidated Balance Sheets
(unaudited - in thousands)

                                                           June 30,         December 31,
                                                            2006               2005
                                                       ---------------    ---------------
ASSETS:
Current assets:
 Cash, cash equivalents and marketable securities           $ 238,147          $ 238,430
 Accounts receivable, net of allowances of
  $22,212 and $22,233 at June 30, 2006 and
  December 31, 2005, respectively                             143,934            140,669
 Inventories                                                  121,979             96,845
 Prepaid and other current assets                              23,276             25,733
                                                       ---------------    ---------------
    Total current assets                                      527,336            501,677

 Property and equipment, net                                   38,096             38,563
 Goodwill                                                     410,895            396,902
 Intangible assets, net                                       110,248            118,676
 Other assets                                                   6,410              6,228
                                                       ---------------    ---------------
    Total assets                                          $ 1,092,985        $ 1,062,046
                                                       ===============    ===============

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
 Accounts payable                                            $ 52,459           $ 43,227
 Accrued expenses and other current liabilities                92,501             96,311
 Deferred revenues                                             66,913             63,184
                                                       ---------------    ---------------
    Total current liabilities                                 211,873            202,722

 Long term liabilities                                         18,790             19,727
                                                       ---------------    ---------------
    Total liabilities                                         230,663            222,449
                                                       ---------------    ---------------

Stockholders' equity:
  Common stock                                                    423                421
  Additional paid-in capital                                  939,907            928,703
  Accumulated deficit                                         (82,750)           (88,795)
  Deferred compensation                                             -             (1,830)
  Accumulated other comprehensive income                        4,742              1,098
                                                       ---------------    ---------------
  Total stockholders' equity                                  862,322            839,597
                                                       ---------------    ---------------

    Total liabilities and stockholders' equity            $ 1,092,985        $ 1,062,046
                                                       ===============    ===============
